Exhibit 10.5

FIDELITY SOUTHERN CORPORATION
FIDELITY BANK
EXECUTIVE CONTINUITY AGREEMENT
This Executive Continuity Agreement (this “Agreement”) is entered into this 23rd day of December 2014, effective as of the 1st day of January 2015, by and among Fidelity Southern Corporation, a Georgia corporation (“Fidelity Southern”), Fidelity Bank, a Georgia banking corporation (the “Bank”) and Stephen H. Brolly (the “Executive”). Fidelity Southern and the Bank are referred to collectively as “Fidelity.” The Executive Continuity Agreement among Fidelity and the Executive dated December 21, 2012, (the “Prior Agreement”) is hereby terminated and replaced by this Agreement effective as of January 1, 2015.
The purpose of this Agreement is to encourage the Executive to continue employment with Fidelity after a Change of Control of Fidelity Southern or the Bank by providing reasonable employment security to the Executive and to recognize the prior service of the Executive in the event of a Termination of Employment under defined circumstances after any such Change of Control.
Section 1.Definitions. For purposes of this Agreement:

(a)	“Affiliate” means any entity with whom Fidelity would be considered a single employer under Code Sections 414(b) or 414(c).

(b)
“Beneficiary” means the person or entity designated by the Executive, by a written instrument delivered to Fidelity, to receive any benefits payable under this Agreement in the event of the Executive’s death. If the Executive fails to designate a Beneficiary, or if no Beneficiary survives the Executive, such Benefits on the death of the Executive will be paid to the Executive’s estate.

(c)	“Board” means the Boards of Directors of Fidelity Southern and the Bank.

(d)	“Change of Control” means the occurrence hereafter of any event described in (1), (2) or (3) below.

(1)
Any “person” or persons acting as a group for Code Section 409A purposes, acquires stock of Fidelity Southern or the Bank which together with stock held by such person or group represents more than fifty percent (50%) of the combined voting power represented by the outstanding voting securities of Fidelity Southern or the Bank, as the case may be.

(2)	The date a majority of the members of the Board of Directors of Fidelity Southern is replaced in any 12-month period by Directors whose appointment or election is not endorsed by a majority of the

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members of the Board before the date of such appointment or election.

(3)
The date that any person or persons acting as a group within the contemplation of Code Section 409A acquires substantially all of the gross fair market value (determined without regard to any liabilities associated with the assets) of the assets of Fidelity Southern or the Bank, as approved by the shareholders of Fidelity Southern or the Bank, as the case may be.

The foregoing will be construed and applied in a manner consistent with the requirements of Code Section 409A for the avoidance of additional taxes. If a Change of Control occurs on account of a series of transactions, the Change of Control is deemed to have occurred on the date of the last of such transactions which results in the Change of Control.

(e)	“Code” means the Internal Revenue Code of 1986, amended.

(f)
“Compensation” means the total compensation paid to the Executive by Fidelity and any Affiliate which is or will be reportable as income under the Code on Internal Revenue Service Form W-2, (i) plus any amount contributed by the Executive pursuant to a salary reduction agreement, which is not includible in gross income under Code Sections 125 or 402(g) or under any other program that provides for pre-tax salary reductions and compensation deferrals; (ii) plus any amount of the Executive’s compensation which is deferred under any other plan or program of Fidelity and (iii) reduced by any income reportable on Form W-2 that is attributable to the exercise of any stock option or other equity award.

(g)
“Disability” means a condition of Executive who is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of Fidelity. Whether Executive has suffered a Disability shall be made in accordance with Section 409A of the Code, provided, however, that Executive shall have been deemed to have suffered a Disability if determined to be totally disabled by the Social Security Administration or the Railway Retirement Board, or if Executive is determined to have suffered a Disability under Fidelity’s disability insurance program utilizing the definition provided therein.

(h)	“Final Compensation” means the highest of (i) the Executive’s Compensation for the 12 full calendar months immediately preceding the

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Change of Control; (ii) the Executive’s annual base salary rate payable by Fidelity in effect immediately preceding the Change of Control or (iii) the Executive’s annual base salary rate as set by Fidelity effective at any time during the Employment Period.

(i)
“Release” a general release that releases Fidelity, its Affiliates, shareholders, directors, officers, employees, employee benefit plans, representatives, and agents and their successors and assigns from any and all employment related claims Executive or Executive's successors and Beneficiaries might then have against them (excluding any claims for vested benefits under any employee pension plan of Fidelity), in the form attached hereto as Attachment A.

(j)	“Severance Benefit” means a Salary Continuance Benefit and/or a Welfare Continuance Benefit.

(k)	“Specified Employee” has the meaning set forth for the term specified employee in Section 409A(a)(2)(B)(i) of the Code and the rules and regulations adopted thereunder.

(l)
“Termination for Cause” means a Termination of Employment by Fidelity for any of the following acts or omissions by Executive: (1) any act or omission requiring Fidelity to terminate Executive in order to comply with Section 19 of the Federal Deposit Insurance Act, 12 USC Section 1829(a), (2) the commission of a felony or any other crime involving moral turpitude or the pleading of nolo contendere to any such act, (3) the commission of any act or acts of dishonesty when such acts are intended to result or result, directly or indirectly, in gain or personal enrichment of Executive or any related person or affiliated company and are intended to cause harm or damage to Fidelity or its subsidiaries, (4) the illegal use of controlled substances, (5) the misappropriation or embezzlement of assets of Fidelity or its subsidiaries, (6) the breach of any other material term or provision of this Agreement to be performed by Executive (other than pursuant to Sections 10, 11, 12 or 13) which have not been cured within thirty (30) days of receipt of written notice of such breach from the Board, or (7) the breach of any provision of Section 10, 11, 12 or 13 during Executive’s employment.

(m)
“Termination for Good Reason” means a Termination of Employment by Executive due to the occurrence of one or more of the following events which are not corrected within thirty (30) days after receipt of written notice from the Executive to Fidelity:

(1)	there is a material change in the Executive’s position or responsibilities (including reporting responsibilities) which, in the

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Executive’s reasonable judgment, represents an adverse change from the Executive’s status, title, position or responsibilities;

(2)	the assignment to the Executive of any duties or responsibilities which are materially inconsistent with the position or responsibilities of the Executive;

(3)	any removal of the Executive from or failure to reappoint or reelect the Executive to any of the positions the Executive held;

(4)
there is a material reduction in the Executive’s rate of annual base salary or a change in the manner the incentive compensation of the Executive is calculated and such change will result in a reduction of the incentive compensation of the Executive;

(5)
the requiring of the Executive to relocate his principal business office to any place outside a fifteen (15) mile radius from the Executive’s current place of employment in Atlanta, Georgia (reasonable required travel on Fidelity’s business shall not constitute a relocation of the Executive’s principal business office);

(6)
the failure of Fidelity to continue in effect any Welfare Plan or other compensation plan, program or policy in which the Executive is participating immediately prior to the Change of Control without substituting plans providing the Executive with substantially similar or greater benefits, or the taking of any action by Fidelity which would materially and adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any of such plans or deprive the Executive of any material fringe benefit enjoyed by the Executive, or

(7)	the material breach of any provision of this Agreement which is not timely corrected by Fidelity upon thirty (30) days prior written notice from the Executive;
provided, however, that Executive must provide notice to Fidelity within 90 days of obtaining knowledge of any of the events listed above and Executive must terminate his employment no later than two years from the date of the occurrence of any of the foregoing events in order for such termination to be deemed a “Termination for Good Reason.”

(n)
“Termination of Employment” means the termination of the Executive’s employment with Fidelity Southern, the Bank and all Affiliates. It is intended that a separation from service, as determined in accordance with Section 409A of the Code and the regulations and other guidance issued thereunder, shall be required for a Termination of Employment and, for

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such purpose, a separation from service shall be deemed to occur if the parties expect that the Executive will not perform any future services in any capacity for Fidelity Southern, the Bank or any Affiliate, whether as an employee or otherwise or if parties expect such services will materially decrease to such an extent that the decrease would give rise to a presumption pursuant to the regulations under Section 409A of the Code that a separation from service had occurred.

(o)
“Welfare Plan” means any medical, prescription, dental, disability, salary continuation, employee life, accidental death, travel accident insurance or any other welfare benefit plan, as defined in Section 3(l) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) made available by Fidelity Southern, the Bank or any Affiliate in which the Executive is eligible to participate.

Section 2.    Employment After Change of Control.
If the Executive is employed by Fidelity or an Affiliate on the date which is one year prior to a Change of Control (the “Commencement Date”), such employer will continue to employ the Executive until the earlier of (i) one year after the Change of Control or (ii) upon a Termination of Employment in accordance with the terms of this Agreement (the “Employment Period”).
Section 3.    Compensation During Employment Period.

(a)
During the Employment Period, the Executive will receive an annual base salary (“Annual Base Salary”), at least equal to the greater of (i) the highest annual base salary payable to the Executive by Fidelity in respect of the twelve full calendar month period immediately preceding the Commencement Date or (ii) the highest annual base salary rate of the Executive payable on and after the Commencement Date and prior to the Change of Control. During the Employment Period, the Annual Base Salary will be increased at any time and from time to time so as to be substantially consistent with increases in base salaries generally awarded in the ordinary course of business to other peer executives of Fidelity. Any increase in Annual Base Salary will not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary will not be reduced thereafter nor shall any such increase during the Employment Period be reduced thereafter. In the event a Change of Control occurs and the Executive has previously incurred a Termination of Employment within the one (1) year period prior to the Change of Control, if the Executive’s Compensation for the period of the Executive’s employment hereunder during that one (1) year period prior to the Change of Control is less than a prorated portion of the Executive’s Annual Base Salary for that same period of employment, then on the first business day of the calendar month following the Change of Control the difference

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between the Compensation for the period of employment during the prior year and the prorated Annual Base Salary for the period of employment shall be paid to the Executive in a lump sum payment, net of any applicable tax withholding or similar obligations.

(b)
During the Employment Period, the Executive will be entitled to participate in all incentive plans (including, without limitation, stock option, stock purchase, savings, supplemental medical and retirement plans) and other programs and practices applicable generally to other peer executives of Fidelity, but in no event will such plans and other programs, practices, including policies to provide the Executive with incentive opportunities, savings opportunities and retirement and other benefit opportunities, in each case, be less favorable, in the aggregate, than those provided by Fidelity for the Executive under such plans, practices, policies and program as in effect at any time on and after the Commencement Date and prior to the Change of Control.

(c)
In addition the method of the calculation of the Executive’s total incentive compensation for each fiscal year, or part thereof, during the Employment Period will not be changed in any manner which will result in less total incentive compensation being paid or payable to the Executive by Fidelity in respect of the Employment Period (or any portion thereof) from the maximum amount that would have been paid using the method of calculating incentive compensation under the incentive compensation programs in effect on and after the Commencement Date and prior to the Change of Control. The parties agree that the Executive shall be entitled to incentive compensation for services rendered during part of a fiscal year regardless of the reason for the Termination of Employment of the Executive.

(d)
During the Employment Period the Executive and the eligible members of the Executive’s family (“Dependents”) who participated (or otherwise were provided coverage) on the Commencement Date and continue to be eligible for participation in any Welfare Plan, will receive all such benefits under the Welfare Plans to the extent applicable generally to other peer executives of Fidelity and their Dependents similarly situated, but in no event will the Welfare Plans provide benefits for the Executive and Dependents that are less favorable, in the aggregate, than the most favorable benefits provided under the Welfare Plans in effect at any time during the Employment Period.

(e)
During the Employment Period, the Executive will be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of Fidelity in effect for which the Executive qualifies or qualified at any time during the Employment Period including, if more

Exhibit 10.5

favorable to the Executive, as in effect at any time on or after the Change of Control with respect to other peer executives of Fidelity.
Section 4.    Benefits Upon Termination of Employment.

(a)
Provided the Executive executes a Release and the period for revocation of the Release expires before the scheduled commencement date of payment, then beginning on the first regular payroll date of the Bank which occurs at least ninety (90) days following the later of (i) a Change of Control, or (ii) the Executive’s Termination of Employment within one year before or after the Change of Control either by action of Fidelity other than a Termination for Cause, Disability or death, or by action of the Executive upon a Termination for Good Reason, the Executive will be entitled to the compensation described in this Section.

(b)
Executive will be paid severance equal to the excess of the Executive’s Final Compensation over the aggregate amount initially contingently payable under Section 14 (the “Salary Continuance Benefit”). Any such reduction required in the payments under this Agreement will proportionately reduce each payment otherwise due under this Agreement. The Salary Continuance Benefit will be made net of all required Federal and State withholding taxes and similar required withholdings and authorized deductions. The Salary Continuance Benefit shall be payable to the estate of the Executive upon the death of the Executive after the amounts become payable. If the Executive is not a Specified Employee, the Salary Continuance Benefit will be payable in 24 equal semi-monthly installments commencing on the 15th or last day of the month immediately following the date after the expiration of the ninety (90) day period after the later of the (i) Change of Control or (ii) Termination of Employment, whichever date occurs first, and then continuing on the 15th and last day of each calendar month thereafter until all such installments are paid. If the Executive is a Specified Employee, the Salary Continuance Benefit shall not be payable until the first 15th or last day of the month which is at least six months after the later to occur of the Executive’s Termination of Employment or the Change of Control. All installments, which would have otherwise been required to be made over such six-month period if the Executive had not been a Specified Employee, shall be paid to the Executive in one lump sum payment on the first 15th or last day of the month which is at least six months after the Executive’s Termination of Employment or Change of Control, as applicable. After the lump sum payment, the remaining semi-monthly installments (each equal to 1/24 of the Salary Continuance Benefit) will continue on the 15th and last day of each calendar month until all such installments are paid.

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(c)
In the event that prior to a Change of Control the Executive incurs an involuntary Termination of Employment other than for Cause, Disability or death, then to the extent permitted by applicable law which will not result in the imposition of excise taxes, for a period of up to six (6) months Fidelity will fully subsidize the otherwise required premium payments for any health care continuation coverage (for example, COBRA) which is required by applicable federal law to be made available to the Executive and the Executive's dependents, beneficiaries or former spouse, as elected by the Executive, beneficiary, dependent or former spouse. In the event that within one (1) year after a Change of Control the Executive incurs either an involuntary Termination of Employment other than for Cause, Disability or death, or a Termination of Employment for Good Reason, then to the extent permitted by applicable law which will not result in the imposition of excise taxes, for a period of up to twelve (12) months Fidelity will fully subsidize the otherwise required premium payments for any health care continuation coverage (for example, COBRA) which is required by applicable federal law to be made available to the Executive and the Executive's dependents, beneficiaries or former spouse, as elected by the Executive, beneficiary, dependent or former spouse. Any benefit provided under this Section 4(c) shall be referred to as a Welfare Continuance Benefit.

(d)
If the Executive violates any of the undertakings set forth in Sections 10, 11, 12 and 13 of this Agreement after the Termination of Employment, any additional compensation and benefits under this Section 4 shall cease and be forfeited.

(e)
Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined in a written opinion by the firm of certified public accountants regularly used by Fidelity (the “Accounting Firm”) (such determination to be made within thirty (30) days of a request by the Executive following a Change of Control) or by the Internal Revenue Service that any payment or distribution by Fidelity to or for the benefit of the Executive under this Agreement (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest and penalties accrued due to the Executive’s failure to pay or underpayment of such tax in reliance on the opinion of Fidelity’s firm of certified public accountants, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. the Executive shall promptly notify Fidelity in writing of any claim by the

Exhibit 10.5

Internal Revenue Service that, if successful, would require the payment by Fidelity of the Gross-Up Payment. The Executive shall provide Fidelity with a reasonable opportunity to contest such claim. Fidelity and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of Fidelity or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 4(e). The Federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination with respect to the Excise Tax payable by the Executive. The Executive, at the request of Fidelity, shall provide Fidelity true and correct copies (with any amendments) of his Federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by Fidelity, evidencing such conformity.
Section 5.    Outplacement Services.
If the Executive is entitled to a Severance Benefit under Section 4(b), the Executive also will be entitled in addition to receive complete outplacement services, including job search, interview skill services, job retaining and education and resume preparation, paid by Fidelity up to a total cost of $20,000. The services will be provided by a nationally or regionally recognized outplacement organization selected by the Executive with the approval of Fidelity (which approval will not be unreasonably withheld). The services will be provided for up to two (2) years after the date the Executive becomes entitled to a benefit under Section 4(b) or until the Executive obtains full-time employment, whichever occurs first.
Section 6.    Death.
If the Executive dies while receiving a Welfare Continuation Benefit under Section 4(c), the Executive’s dependents, beneficiaries or former spouse will continue to be eligible for any remaining benefits provided under Section 4(c).
Section 7.    Setoff.

(a)
Except as otherwise provided in Section 7(c) below, payment of a Severance Benefit will be in addition to any other amounts otherwise then currently payable to the Executive, including any accrued but unpaid vacation pay or deferred compensation. No payments or benefits payable to or with respect to the Executive pursuant to this Agreement will be reduced by any amount the Executive may earn or receive from employment with another employer or from any other source. In no event will the Executive be obligated to seek other employment or take any

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other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except to the extent of any loss of COBRA coverage rights under applicable law or as provided in Section 5 with respect to outplacement services, such amounts will not be reduced whether or not the Executive obtains other employment.

(b)
Nothing in this Agreement will limit or otherwise affect such rights as the Executive may have under any other contract or agreement with Fidelity or Affiliates. Amounts which constitute vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement (collectively, “programs”) with Fidelity or Affiliates at or subsequent to the Executive’s Termination of Employment will be payable in accordance with such program.

(c)
The total amount payable hereunder for Salary Continuance Benefits and consideration for the non-compete, non-solicitation and non-disclosure provisions (as set forth in Section 14) shall not exceed the Executive’s Final Compensation. The maximum amount payable is subject to adjustment for any other severance or other similar Change of Control-related benefits which contingently or otherwise exist as of the date of this Agreement plus the aggregate amount initially contingently payable under Section 14. Fidelity or an Affiliate and the Executive may be parties to other agreements, policies, plans, programs or arrangements relating to the Executive’s employment. This Agreement shall be construed and interpreted so that the Salary Continuance Benefit, Welfare Continuance Benefit and other payments (including, but not limited to, payments described in Section 14 below) hereunder are payable or made available only to the extent that similar amounts are not already paid or made available to the Executive under any other agreements, policies, plans, programs or arrangements which exist as of the date of this Agreement. Without limiting the foregoing, any Salary Continuance Benefit, Welfare Continuance Benefit and other payments (including, but not limited to, payments described in Section 14 below) payable under this Agreement shall be reduced by any other compensation, severance pay, continued welfare benefits, non-compete payments or other similar amounts to which the Executive already has a contingent or vested right under any other similar agreements, policies, plans, programs or existing arrangements covering the Executive with respect to Fidelity or any Affiliate; it being the intent of both the Executive and Fidelity or any Affiliate not to provide to the Executive any duplicative payments, severance pay or welfare benefits hereunder. To the extent any benefit otherwise payable under this Agreement is to be reduced as a result of any existing benefits, contingent or otherwise, then the benefits payable under this Agreement are reduced accordingly and each payment hereunder will be reduced proportionately.

Exhibit 10.5

(d)
To the extent that federal, state or local law requires Fidelity or an Affiliate to provide notice and/or make a payment to the Executive because of an involuntary Termination of Employment, the severance pay available under this Agreement for periods for which the Executive is not required to report to work shall be reduced, but not below zero, by the amount of any such mandated payments.

Section 8.    No Interest in Benefit.
No interest of the Executive or any Beneficiary, or any right to receive any payment or distribution hereunder, will be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligation or debts of, or other claims against, the Executive or Beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.
Section 9.    Benefits Unfunded.
All rights under this Agreement of the Executive and Beneficiaries will at all times be entirely unfunded, and no provision will at any time be made with respect to segregating any assets of Fidelity or any Affiliate for payment of any amounts due hereunder. The Executive and Beneficiaries will have only the rights of general unsecured creditors of Fidelity.
Section 10.    Covenant Not to Compete.
The Executive agrees that during his employment with Fidelity and for a period of twelve (12) months after the Executive’s Termination of Employment with Fidelity for any reason, that the Executive shall not, on his own behalf or on another’s behalf, work in any management or executive capacity in the business of providing banking or banking related services. This restriction shall apply only within a 50-mile radius of 3490 Piedmont Road, Atlanta, Georgia 30305. The Executive agrees that because of the nature of Fidelity’s business, the nature of the Executive’s job responsibilities, and the nature of the Confidential Information and Trade Secrets of Fidelity which Fidelity will give the Executive access to, any breach of this provision by the Executive would result in the inevitable disclosure of Fidelity’s Trade Secrets and Confidential Information to its direct competitors.
Section 11.    Non‑Solicitations of Clients and Customers.
Executive agrees that during his employment with Fidelity and for a period of twelve (12) months after the Executive’s Termination of Employment with Fidelity for any reason, the Executive will not directly or indirectly solicit, contact, or call upon any client or customer of Fidelity for the purpose of providing banking or banking related services other than through Fidelity. This restriction shall apply only to any client or customer of

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Fidelity with whom the Executive had material contact during the last twelve months of the Executive’s employment with Fidelity. “Material contact” means interaction between the Executive and the client or customer which takes place to further the business relationship. “Clients” and “customers” include, but are not limited to, depositors and commercial, SBA or construction loan customers.
Section 12.    Non‑Solicitations of Employees.
The Executive agrees that during his employment with Fidelity and for a period of twelve (12) months after the Executive’s Termination of Employment for any reason, the Executive will not recruit, hire or attempt to recruit or hire, directly or by assisting others, any other employee of Fidelity with whom the Executive had material contact during the Executive’s employment with Fidelity. This restriction shall apply only to recruiting, hiring or attempting to recruit or hire any employee for the purpose of working in the business of providing banking or banking related services.
Section 13.    Confidentiality, Proprietary Information and Inventions.

(a)
During the term of the Executive’s employment with Fidelity, and at all times thereafter, the Executive shall not use or disclose to others, without the prior written consent of Fidelity, any Trade Secrets (as hereinafter defined) of Fidelity, or any Affiliate or any of their customers, except for use or disclosure thereof in the course of the business of Fidelity (or that of any Affiliate), and such disclosure shall be limited to those who have a need to know.

(b)
During the term of the Executive’s employment with Fidelity, and for twelve (12) months after the Executive’s Termination of Employment for any reason, the Executive shall not use or disclose to others, without the prior written consent of Fidelity, any Confidential Information (as hereinafter defined) of Fidelity, or any Affiliate or any of their customers, except for use or disclosure thereof in the course of the business of Fidelity (or that of any Affiliate), and such disclosure shall be limited to those who have a need to know.

(c)
Upon a Termination of Employment with Fidelity for any reason, the Executive shall not take with him any documents or data of Fidelity or any Affiliate or of any customer thereof or any reproduction thereof and agrees to return any such documents and data in his possession at that time.

(d)
The Executive agrees to take reasonable precautions to safeguard and maintain the confidentiality and secrecy and limit the use of all Trade Secrets and Confidential Information of Fidelity and all subsidiaries and customers thereof.

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(e)
Trade Secrets shall include only such information constituting a “Trade Secret” within the meaning of subsection 10-1-761(4) of the Georgia Trade Secrets Act of 1990, including as hereafter amended. Confidential Information shall include all information and data which is protectable as a legal form of property or non-public information of Fidelity or their customers, excluding any information or data which constitutes a Trade Secret.

(f)
Trade Secrets and Confidential Information shall not include any information (A) which becomes publicly known through no fault or act of the Executive; (B) is lawfully received by the Executive from a third party after a Termination of Employment without a similar restriction regarding confidentiality and use and without a breach of this Agreement or (C) which is independently developed by the Executive and entirely unrelated to the business of providing banking or banking related services.

(g)
The Executive agrees that any and all information and data originated by the Executive while employed by Fidelity and, where applicable, by other employees or associates under the Executive’s direction or supervision in connection with or as a result of any work or service performed under the terms of the Executive’s employment, shall be promptly disclosed to Fidelity, shall become Fidelity’s property, and shall be kept confidential by the Executive. Any and all such information and data, reduced to written, graphic or other tangible form and any and all copies and reproduction thereof shall be furnished to Fidelity upon request and in any case shall be returned to Fidelity upon the Executive’s Termination of Employment.

(h)
The Executive agrees that the Executive will promptly disclose to Fidelity all inventions or discoveries made, conceived or for the first time reduced to practice in connection with or as a result of the work and/or services the Executive performs for Fidelity.

(i)
The Executive agrees that he will assign the entire right, title and interest in any such invention or inventions and any patents that may be granted thereon in any country in the world concerning such inventions to Fidelity. The Executive further agrees that the Executive will, without expense to Fidelity, execute all documents and do all acts which may be necessary, desirable or convenient to enable Fidelity, at its expense, to file and prosecute applications for patents on such inventions, and to maintain patents granted thereon.

Section 14.	Consideration for Non-Compete, Non-Solicitation and Non-Disclosure Provisions.
In consideration of the Executive’s undertakings set forth in Sections 10, 11, 12 and 13 above, with respect to periods after a Termination of Employment, Fidelity will pay the

Exhibit 10.5

Executive a “Non-Compete Benefit”, as described below. If the Executive is not a Specified Employee, the Non-Compete Benefit will be payable in 24 equal semi-monthly installments, each installment in an amount equal to forty percent (40%) of his Annual Base Salary in effect immediately prior to the Termination of Employment divided by 24, commencing on the 15th or last day of the month immediately following the date of the Termination of Employment, whichever date occurs first, and then continuing on the 15th and last day of each calendar month thereafter until all such installments are paid. If the Executive is a Specified Employee, the Non-Compete Benefit shall not become payable until the first 15th or last day of the month which is at least six months after the Executive’s Termination of Employment. All installments, which would have otherwise been required to be made over such six-month period if the Executive had not been a Specified Employee, shall be paid to the Executive in one lump sum payment on the first 15th or last day of the month which is at least six months after the Executive’s Termination of Employment. After the lump sum payment, the remaining semi-monthly installments (each equal to forty percent (40%) of the Executive’s Annual Base Salary in effect immediately prior to the Termination of Employment divided by 24) will continue on the 15th and last day of each calendar month until all such installments are paid. If the Executive violates any of the undertakings set forth in Sections 10, 11, 12 and 13 of this Agreement, in addition to any other remedies, the Executive waives and forfeits any and all rights to any further payments under this Agreement, including but not limited to, any additional payments, compensation or Severance Benefits he may otherwise be entitled to receive under this Agreement.
Section 15.    Specific Performance.
Because of the Executive’s knowledge and experience, the Executive agrees that Fidelity shall be entitled to specific performance, an injunction, temporary injunction or other similar equitable relief in addition to all other rights and remedies it might have for any violation of the undertakings set forth in Sections 10, 11, 12 or 13 of this Agreement. In any such court proceeding or arbitration, the Executive will not object thereto and claim that monetary damages are an adequate remedy. In addition, in any such court proceeding, Executive waives any requirement for the posting of a bond as a prerequisite for injunctive relief.
Section 16.    Indemnification of the Executive.
Fidelity shall indemnify the Executive and shall advance reasonable reimbursable expenses incurred by the Executive in any proceeding against the Executive, including a proceeding brought in the right of Fidelity, as a director or officer of Fidelity or any Affiliate thereof, except claims and proceedings brought directly by Fidelity against the Executive, to the fullest extent permitted under the Georgia Business Corporation Code, and the Articles of Incorporation and By-Laws of Fidelity, as such Code, Articles or By-Laws may be amended from time to time hereafter. Such indemnities and advances shall be paid to the Executive on the next normal payroll payment date after the Executive’s rights to such amounts are no longer in dispute.

Exhibit 10.5

Section 17.    Applicable Law; Binding Arbitration.
This Agreement will be construed and interpreted in accordance with the laws of the State of Georgia without reference to its conflict of laws rules. Except as otherwise specifically provided herein, including as provided in Section 15 hereof, Specific Performance, all disputes arising under this Agreement shall be submitted to and settled by arbitration. Arbitration shall be by one (1) arbitrator selected in accordance with the rules of the American Arbitration Association, Atlanta, Georgia (“AAA”) by the AAA. The hearings before the arbitrator shall be held in Atlanta, Georgia and shall be conducted in accordance with the rules existing on the date thereof of the AAA to the extent not inconsistent with this Agreement.
Section 18.    No Employment Contract.
Nothing contained in this Agreement shall be construed to be an employment contract between the Executive and Fidelity.
Section 19.    Severability.
In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement will not be affected thereby.
Section 20.    Successors.

(a)	The Agreement will be binding upon and inure to the benefit of Fidelity, the Executive and their respective heirs, representatives, successors and assigns.

(b)
Fidelity will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Fidelity to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Fidelity would be required to perform it if no such succession had taken place. As used in this Agreement, “Fidelity” will mean Fidelity as herein defined and any successor to its business and/or assets which assumes this Agreement by operation of law or otherwise.

Section 21.    Litigation Expenses.

(a)
Fidelity agrees to pay or reimburse the Executive promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof unless a court of competent jurisdiction determines that the Executive acted in bad faith in initiating the contest) by Fidelity, any Affiliate, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement

Exhibit 10.5

(including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in the Internal Revenue Code Section 7872 (f)(2)(A); provided however, that the reasonableness of the fees and expenses must be determined by an independent arbitrator, using standard legal principles, mutually agreed upon by Fidelity, as the case may be, and the Executive in accordance with rules set forth by the American Arbitration Association. Such payments and reimbursements shall be paid to the Executive or on the Executive’s behalf on or by the next normal payroll payment date after the Executive’s rights to such amounts are no longer in dispute; provided, however, that if the Executive is a Specified Employee such payments shall not be made before the date that is six months after the date of the Executive’s Termination of Employment.

(b)
If there is any dispute between Fidelity and the Executive, in the event of any Termination of Employment by Fidelity or by the Executive, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that the Executive is not entitled to benefits under this Agreement, Fidelity will pay or cause to be paid all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other Beneficiaries, as the case may be, that Fidelity would be required to pay or provide pursuant to this Agreement. Fidelity will not be required to pay any disputed amounts pursuant to this subsection except upon receipt of an undertaking (which may be unsecured) by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudge by such court not to be entitled.

Section 22.    Future Employers.
Fidelity may notify anyone employing the Executive or evidencing an intention to employ the Executive as to the existence and provisions of this Agreement and may provide any such person or organization a copy of this Agreement. The Executive agrees that for a period of twelve (12) months after the Executive’s Termination of Employment with Fidelity for any reason, the Executive will provide Fidelity the identity of any employer the Executive goes to work for along with the Executive’s job title and anticipated job duties with such employer.
Section 23.    Miscellaneous.

(a)
Amendments/Waivers/Counterparts. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and the writing is signed by the Executive and Fidelity. A waiver of any breach of or compliance with any provision or condition of this Agreement is not a waiver of similar or dissimilar

Exhibit 10.5

provisions or conditions. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.

(b)
Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt when delivered by hand or upon delivery to the address of the party determined pursuant to this Section 23 when delivered by express mail, overnight courier or other similar method to such address or by facsimile transmission (provided a copy is also sent by registered or certified mail or by overnight courier), or five (5) business days after deposit of the notice in the US mail, if mailed by certified or registered mail, with postage prepaid addressed to the respective party as set forth below, which address may be changed by written notice to the other parties:

If to Fidelity:
Fidelity Southern Corporation
3490 Piedmont Road
Suite 1550
Atlanta, Georgia 30305
Attn: Chief Executive Officer
If to the Executive:
Stephen H. Brolly

(c)
Confidentiality. The Executive agrees that the Executive will not discuss the Executive’s employment and resignation or termination (including the terms of this Agreement) with any representatives of the media, either directly or indirectly, without the prior written consent and approval of Fidelity.

Section 24.    Entire Agreement.
No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by a party which is not expressly set forth in this Agreement. This Agreement, together with the Salary Continuation Agreement, sets forth the entire understanding of the parties with respect to the subject matter hereof.
Section 25.    Compliance with Section 409A.This Agreement is intended to satisfy the requirements of Code Section 409A and shall be construed and interpreted in accordance therewith.
Section 26.    Compliance with Applicable Laws.
Notwithstanding any other provision of this Agreement, Fidelity's obligations under this Agreement shall be subject to compliance with applicable laws and regulations, including

Exhibit 10.5

without limitation, regulations addressing Golden Parachute and Indemnification Payments (12 CFR § 359) (the "Rules").
In consideration for the benefits Executive will receive pursuant to the terms of this Agreement, Executive hereby voluntarily waives any claim against the United States or Fidelity for any changes to the payments or benefits that are required to comply with the Rules. Executive acknowledges that the Rules may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called "golden parachute" agreements) that are provided for under this Agreement. This waiver includes all claims Executive may have under the laws of the United States or any state related to the requirements imposed by the Rules, including without limitation a claim for any compensation or other payments Executive would otherwise receive, any challenge to the process by which the Rules were adopted and any tort or constitutional claim about the effect of the Rules on Executive's employment relationship.

Exhibit 10.5

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.
FIDELITY SOUTHERN CORPORATION
By: /s/ James B. Miller, Jr.
Name: James B. Miller, Jr.
Title: Chairman
FIDELITY BANK
By:    /s/ H. Palmer Proctor, Jr.
Name:    H. Palmer Proctor, Jr.
Title:    President
EXECUTIVE
/s/ Stephen H. Brolly
Stephen H. Brolly

Exhibit 10.5

ATTACHMENT A
FORM OF RELEASE

This Release (“Release”) is entered into by and between _______________ (“Employee”), an individual, and Fidelity Southern Corporation, a Georgia corporation, and its wholly owned subsidiary Fidelity Bank, a Georgia banking corporation (referred to herein collectively as “Employer” or the “Company”) (collectively referred to as the “Parties”).

Employee acknowledges that his employment with the Company was effectively separated as of ___________ (the Separation Date). Employee further acknowledges that, in the absence of this Release he would have no entitlement to the severance benefit conferred in the Executive Continuity Agreement effective as of January 1, 2015, that this severance benefit constitutes a substantial economic benefit to him, and that this benefit constitutes good and valuable consideration for this Release.

Employee hereby waives, releases, and discharges the Company, its past and present parents, subsidiaries, divisions, and affiliated companies, its respective past and present stockholders, directors, officers, employees, agents, and insurers (collectively the “Company”), from any and all claims, demands, damages, and causes of action (“Claims”) of every kind and nature, whether known or unknown, or suspected or unsuspected, which Employee has or may have, arising out of any matter whatsoever that occurred at any time up to the date of his execution of this Release, with the exception of any claim for future obligations of the Company to pay additional compensation or benefits as set forth in the Executive Continuity Agreement. This General Release specifically includes, but is not limited to, any and all Claims:

a.Arising out of or in any way related to Employee's employment or the separation of his employment with the Company;
b.Arising under or based on the Equal Pay Act of 1963, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981), the Americans with Disabilities Act of 1990 (“ADA”), the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Worker Adjustment Retraining Notification Act of 1988, the Employee Retirement Income Security Act of 1974, or any other federal, state, county or local law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination, harassment or retaliation, or otherwise creating rights or claims for employees,;
c.Arising under or based on the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”), and alleging a violation thereof based on any action or failure to act by the Company at any time prior to the effective date of this Release;

Exhibit 10.5

d.Employee specifically represents that he has read and understands this Release, and understands fully the final and binding effect of this Release. EMPLOYER hereby advises EMPLOYEE that before signing this Release, he may take twenty-one (21) days to consider the Release. Employee further agrees that the only promises made to him to sign this Agreement and Release are those stated in the Agreement and Release and that he has signed this Agreement and Release voluntarily with the full intent of releasing the Company and all others identified in the foregoing paragraphs from any and all claims relating to or arising out of his employment with the Company. EMPLOYER hereby advises EMPLOYEE in writing to discuss this Release with his attorney (at his own expense) prior to execution, and he has done so to the extent he deemed it appropriate. Additionally, in accordance with federal law, this Release may be revoked in writing by Employee at any time within seven (7) days after the date the Release is signed by Employee and this Release shall not be effective until the expiration of such seven day period. Finally, Employee agrees and acknowledges that if he signs this Release before the expiration of said twenty-one (21) day period referred to hereinabove, that he has affirmatively waived such twenty-one day minimum period, but will still have the seven (7) calendar days within which to revoke this Release. Employee expressly understands that he is knowingly and voluntarily waiving any claim for age discrimination that he may have under the Age Discrimination in Employment Act.
As part of the foregoing Release, Employee acknowledges that he is waiving his right to any recovery, compensation, or other legal, equitable or injunctive relief from the Company in any administrative, arbitral, judicial or other action brought by or on behalf of Employee in connection with any Claim released in this Release.

Exhibit 10.5

________________________	____________________________________

Date	[EMPLOYEE]

FIDELITY SOUTHERN CORPORATION

________________________	By: _______________________________
Date
Its: _______________________________

FIDELITY BANK

________________________	By: _______________________________
Date
Its: _______________________________